UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 24, 2004 (August 20, 2004)

PRIVATE BUSINESS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	000-25959	62-1453841

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)

9020 Overlook Boulevard, Brentwood, Tennessee 37027
(Address of principal executive offices)

(615) 221-8400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (c)      On August 20, 2004, Private Business announced the appointment of Arthur J. Kimicata, age 50, as its new Chief Sales Officer. Mr. Kimicata served as president of Optimus Financial Services, LLC, the captive financial services company of Optimus Solutions, LLC, from 2002 until joining Private Business. Mr. Kimicata also served from 1997 until 2001 as senior vice president of the equipment finance division of The CIT Group, the public commercial finance firm. A press release dated August 20, 2004 describing Mr. Kimicata’s appointment is attached as Exhibit 99.1, which press release is incorporated herein by reference.

     Mr. Kimicata’s employment agreement provides for an annual base salary of $200,000 and incentive compensation of up to 75% of his base salary upon achievement of certain performance criteria to be established from time to time by management. The employment agreement establishes an at-will employment relationship that may be terminated by either party for any reason and at any time. If Private Business terminates Mr. Kimicata’s employment without cause, he will be eligible to be paid six months severance pay at his base salary at the time of termination.

     Mr. Kimacata’s employment agreement further provides for the grant to Mr. Kimicata of qualified stock options to acquire up to 50,000 shares of Private Business’s common stock at the market rate per share. These options will vest based on company performance.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Number	Exhibit
99.1	Press Release dated August 20, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE BUSINESS, INC.
By:	/s/ Michael Berman
Michael Berman
Assistant Secretary

Date: August 24, 2004

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated August 20, 2004.